EXHIBIT 10.1

Execution Version

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

CSI COMPRESSCO LP

and

THE PURCHASERS PARTY HERETO

i

ii

EXHIBIT A — Form of Opinion of Vinson & Elkins L.L.P.
EXHIBIT B — Form of General Partner Waiver
EXHIBIT C — Form of Lock-Up Agreement
EXHIBIT D — Form of Officer’s Certificate

SCHEDULE A — Purchase Price Allocation

iii

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of August 8, 2016 (this “Agreement”), is entered into by and among CSI COMPRESSCO LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Partnership’s Series A Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below) and the Additional Conversion Units (as defined below) underlying the Series A Preferred Units acquired pursuant hereto and the PIK Units (as defined below), respectively.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Additional Conversion Units” means the Common Units issuable upon conversion of any PIK Units (without regard to any limitation on conversion included in the Partnership Agreement).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities and the General Partner, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Money Laundering Laws” has the meaning specified in Section 3.39.

“Basic Amount” has the meaning specified in Section 5.07(b)(i).

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” means August 8, 2016.

“Code” has the meaning specified in Section 3.15.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership.

“Compressco Credit Facility” means the Credit Agreement dated as of August 4, 2014, as amended, by and among the Partnership, certain Subsidiaries of the Partnership from time to time party thereto and Bank of America, N.A., as administrative agent, and the other lenders party thereto

“Confidentiality Agreements” means the Confidentiality Agreements, dated on or about July 7, 2016, entered into by the Partnership and each of the Purchasers or their Affiliates, as applicable, as may be amended from time to time.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Option” means the right of the Purchasers to convert the Series A Preferred Units into Common Units pursuant to Section 5.12(b)(iv)(C)(i) of the Second A&R LPA. For the avoidance of doubt, a Conversion Option shall not include an optional conversion of Series A Preferred Units into Common Units by a Purchaser or a Holder immediately prior to a liquidation, dissolution or winding up of the Partnership pursuant to Section 5.12(b)(iv)(C)(ii) of the Second A&R LPA, even if such conversion occurs during the Conversion Period.

“Conversion Period” means the period of time after May 31, 2017.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units (without regard to any limitation or conversion included in the Partnership Agreement).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Disqualification Event” has the meaning specified in Section 506(d)(1) of Regulation D under the Securities Act.

“Environmental Law” means any Laws pertaining to protection of the environment (including natural resources), the prevention of pollution, the remediation of contamination, the restoration of environmental quality, or occupational health and workplace safety, including all Laws addressing any release into the environment of, any exposure to, or any remediation of Hazardous Substance.

“Environmental Permits” means all approvals, authorizations, consents, licenses, permits, variances, waivers, exemptions, registrations of a Governmental Authority required under any Environmental Laws for the operation of the business of the Partnership Entities.

“Exchange” means the Nasdaq Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Follow-On Notice” has the meaning specified in Section 5.08(c).

“Follow-On Closing Date” has the meaning specified in Section 2.01.

“Funding Obligation” means an amount equal to the Purchase Price multiplied by the number of Purchased Units to be purchased by a Purchaser on the Closing Date, as set forth opposite such Purchaser’s name on Schedule A.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof, consistently applied during the periods involved; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means CSI Compressco GP Inc., a Delaware corporation and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership means a Governmental Authority having jurisdiction over the General Partner and the Partnership Entities or any of their respective Properties.

“Hazardous Substances” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum, petroleum products, natural gas, oil and gas waste, and oil and any components or derivatives thereof, (d) any polychlorinated biphenyl, and (e) any pollutant, contaminant or hazardous or toxic, material, waste or substance regulated under any other Environmental Law.

“HMT” has the meaning specified in Section 3.40.

“Holder” has the meaning specified in Section 5.19.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, deed of trust, lien, tax, right of first refusal, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Indemnified Party” has the meaning specified in Section 6.02(b).

“Indemnifying Party” has the meaning specified in Section 6.02(b).

“Indenture” means that certain indenture dated as of August 4, 2014, among the Partnership, Compressco Finance Inc., a Delaware corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, as amended and supplemented from time to time.

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Rights” has the meaning specified in Section 3.28.

“Issuer Covered Person” has the meaning specified in Section 506(d)(1) of Regulation D under the Securities Act.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lead Purchaser” means HBC MLP LLC or its designee.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has or would reasonably be expected to (i) have a material adverse effect on (a) the condition (financial or otherwise), business, prospects, properties, assets, liabilities, operations, net worth or results of operations of the Partnership Entities, taken as a whole or (b) the ability of the Partnership or the General Partner to perform their obligations under the Transaction Documents or (ii) subject the limited partners of the Partnership to any material liability; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by energy sector participants or their customers, (C) in production profiles in oil and gas producing basins in North America and (D) otherwise associated with the effects of current distress in the energy sector and the resulting effect on the Partnership Entities, taken as a whole), (ii) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (iv) any change in accounting requirements or principles imposed upon any of the Partnership Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for federal Tax purposes, (v) any change in the credit rating and/or outlook of any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred), or (viii) other than for purposes of Section 3.10, the consummation of the transactions contemplated hereby, provided, however, that in the case of clauses (i) and (iv), except to the extent that the Partnership Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants.

“MNPI Notice” has the meaning specified in Section 5.05.

“Notice of Acceptance” has the meaning specified in Section 5.09(b)(ii).

“Offer” has the meaning specified in Section 5.09(b)(i).

“Offer Notice” has the meaning specified in Section 5.09(b)(i).

“Offer Period” has the meaning specified in Section 5.09(b)(ii).

“Offered Securities” has the meaning specified in Section 5.09(b)(i).

“OFAC” has the meaning specified in Section 3.37.

“Option Units” has the meaning specified in Section 2.01.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 20, 2011, as amended to date and as may be amended from time to time in accordance with the terms thereof, including as the context requires, the Second A&R LPA.

“Partnership Entities” means, collectively the Partnership and the Partnership’s Subsidiaries.

“Partnership SEC Documents” has the meaning specified in Section 3.05.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“PIK Units” means additional Series A Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the terms of the Second A&R LPA.

“Placement Agents” has the meaning specified in Section 3.17.

“Private Sector Counterparty” has the meaning specified in Section 3.41.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” has the meaning specified in Section 2.01.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Refused Securities” has the meaning specified in Section 5.07(b)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership and the Purchasers, in the form agreed by the parties as of the date hereof.

“Representatives” means, with respect to a specified Person, the investors, shareholders, members, officers, partners, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Reporting Period” has the meaning specified in Section 5.03.

“Sanctions” has the meaning specified in Section 3.40.

“Sanctioned Country” has the meaning specified in Section 3.40.

“Second A&R LPA” has the meaning specified in Section 2.02(a)(ii).

“Securities” means, collectively, the Series A Preferred Units, the PIK Units, the Conversion Units and the Additional Conversion Units.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Preferred Units.

“Subsequent Placement” has the meaning specified in Section 5.13.

“Subsequent Placement Agreement” has the meaning specified in Section 5.07(b)(iii).

“Subsequent Placement Documents” has the meaning specified in Section 5.07(b)(vii).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at any of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“UNSC” has the meaning specified in Section 3.40.

“Tax Return” has the meaning specified in Section 3.24(b).

“Taxes” has the meaning specified in Section 3.24(b).

“TETRA” has the meaning specified in Section 3.44.

“Third-Party Claim” has the meaning specified in Section 6.02(b).

“Total Funding Obligation” means the sum of all of the Purchaser’s Funding Obligations.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Second A&R LPA, the Lock-Up Agreements and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Closing. On the Closing Date, subject to the terms and conditions hereof, each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units under the Purchased Units column set forth opposite each Purchaser’s name on Schedule A (the “Purchased Units”) for a cash purchase price of $11.43 per Series A Preferred Unit (the “Purchase Price”) (less, in the case of the Lead Purchaser, the amounts withheld pursuant to Section 8.01). In addition, upon delivery of the Follow-On Notice, if any, pursuant to Section 5.07(c), the Lead Purchaser may purchase up to a number of Series A Preferred Units with an aggregate purchase price equal to $20,000,000 at a purchase price per Series A Preferred Unit equal to the Purchase Price (as adjusted for any Common Unit dividend, Common Unit distribution, Common Unit split, Common Unit combination, reclassification or similar transaction occurring after the date hereof and prior to the Follow-On Closing Date (as defined below)) (the “Option Units”). Such Follow-On Notice shall set forth the aggregate number of Option Units to be sold by the Partnership to the Lead Purchaser pursuant to Section 5.07(c). The date on which such Option Units will be delivered is referred to herein as the “Follow-On Closing Date.” The consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on Closing Date and the consummation of the purchase and sale of the Option Units, if any, shall take place on the Follow-On Closing Date, each at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002. In the case of the Lead Purchaser, the Securities to be issued and sold to the Lead Purchaser shall be held in book entry form by the Partnership until such time as the Lead Purchaser delivers written notice to deliver such Preferred Units to the Lead Purchaser or any of its Affiliates in the name of the Lead Purchaser or any of its Affiliates, as applicable.

Section 2.02 Closing Conditions.

(a) Deliveries of the Partnership at the Closing. At the Closing, the Partnership shall deliver or cause to be delivered to the Purchasers:

(i) An opinion from Vinson & Elkins L.L.P., counsel for the Partnership, substantially in the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Closing Date;

(ii) An executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, in the form agreed by the parties as of the date hereof (the “Second A&R LPA”);

(iii) Evidence that an application to list the Conversion Units has been submitted to the Exchange;

(iv) Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement or the Delaware LP Act and applicable federal and state securities laws;

(v) A certificate of an authorized officer of the Partnership, dated as of the Closing Date, certifying as to the matters set forth in Section 2.02(b)(ii), in the form attached hereto as Exhibit D;

(vi) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, the PIK Units, the Conversion Units and the Additional Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vii) A duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit B;

(viii) The Registration Rights Agreement, which shall have been duly executed by the Partnership;

(ix) Lock-up agreements in form attached hereto as Exhibit C, duly executed and delivered by the Partnership and each of the Persons listed on Schedule 2.02(a)(x) (collectively, the “Lock-Up Agreements”);

(x) Certificates evidencing the formation and good standing of the Partnership and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation, as of a date within ten (10) days of the Closing Date;

(xi) Certificates evidencing the Partnership’s qualification as a foreign entity and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Partnership conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date;

(xii) A letter from the Partnership’s transfer agent certifying the number of Securities outstanding as of a date within five (5) days of the Closing Date; and

(xiii) Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

(b) Conditions to Each Purchaser’s Obligation to Purchase.

(i) Each Purchaser shall have received all documents contemplated to be delivered by the Partnership pursuant to Section 2.02(a);

(ii) The representations and warranties of the Partnership shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date) and the Partnership shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Partnership at or prior to the Closing Date.

(iii) The Common Units (I) shall be designated for quotation or listed on the Exchange and (II) shall not have been suspended, as of the Closing Date, by the Commission or the Exchange from trading on the Exchange nor shall suspension by the Commission or the Exchange have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Exchange or (B) by falling below the minimum listing maintenance requirements of the Exchange.

(iv) The Exchange shall have approved, orally or in writing, the listing of the Conversion Units; and

(v) The Partnership shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(c) Deliveries of Each Purchaser at the Closing. At the Closing, each Purchaser shall deliver or cause to be delivered to the Partnership:

(i) The Registration Rights Agreement, which shall have been duly executed by such Purchaser;

(ii) Payment of such Purchaser’s Funding Obligation (less, in the case of the Lead Purchaser, the amounts withheld pursuant to Section 8.01 payable by wire transfer of immediately available funds to an account designated in writing on the Partnership’s letterhead and executed by an authorized officer of the Partnership in advance of the Closing Date; and

(iii) Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.

(d) Conditions to the Partnership’s Obligation to Sell to a Purchaser.

(i) The Partnership shall have received all documents contemplated to be delivered by such Purchaser pursuant to Section 2.02(c); and

(ii) The representations and warranties of such Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of such specified date) and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

Section 2.03 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Each Purchaser acknowledges by executing this Agreement that such Purchaser is irrevocably committed to purchase the Purchased Units in accordance with the terms of this Agreement, and such purchase is not subject to any conditions precedent other than the deliverables contemplated by Section 2.02(a). The failure or waiver of performance under any Transaction Document of any Purchaser by the Partnership does not excuse performance by any other

Purchaser and the waiver of performance of the Partnership by any Purchaser does not excuse performance by the Partnership with respect to each other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.04 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND

COVENANTS RELATED TO THE PARTNERSHIP

As of the date hereof, the Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01 Existence.

(a) Each of the Partnership, the General Partner and the Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company, limited partnership or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company, limited partnership or corporate, as the case may be, power and authority to own or lease its Properties and assets and to conduct the businesses in all material respects which it is engaged, and is duly registered or qualified as a foreign limited liability company, limited partnership or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Partnership, the General Partner or Subsidiaries is in violation of its Organizational Documents.

(c) The partnership agreement or limited liability company agreement, as applicable, of each of the Partnership, the General Partner and the Subsidiaries has been, and in the case of the Second A&R LPA for the Partnership, at the Closing will be, duly authorized, executed and delivered by the General Partner and any Partnership Entity party thereto and is, and in the case of the Second A&R LPA, at the Closing will be, a valid and legally binding agreement of such party thereto, enforceable against such party thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.02 Capitalization and Valid Issuance of Units.

(a) As of the date hereof, and immediately prior to the issuance and sale of the Purchased Units, the issued and outstanding limited partner interests of the Partnership consist of 33,227,268 Common Units and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units, Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(b) The General Partner holds a 1.997% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement and the General Partner owns such interest free and clear of all Liens (except (i) as disclosed in the Partnership SEC Documents, (ii) for Liens created, arising under or securing the Compressco Credit Facility, and (iii) for Liens arising under the Partnership Agreement or the Delaware LP Act.

(c) The Purchased Units being purchased by the Purchasers hereunder and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all preemptive or similar rights, taxes, Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and (ii) such Liens arising under the Partnership Agreement or the Delaware LP Act. The Purchased Units and the PIK Units shall have the rights and preferences set forth in the Partnership Agreement.

(d) Except for preemptive rights that have been waived or as disclosed in the Partnership SEC Documents, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except (i) for the Purchased Units and the PIK Units to be issued pursuant to this Agreement and the Partnership Agreement, (ii) for awards issued pursuant to the Partnership’s long-term incentive plans or (iii) as disclosed in the Partnership SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e) Except as disclosed in the Partnership SEC Documents or as otherwise awarded pursuant to the Partnership’s long-term incentive plans, (i) none of the Partnership’s equity interests is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character issued or incurred by the Partnership or any of its Subsidiaries relating to, or securities or rights convertible into, or exercisable or exchangeable for, any equity interests of the Partnership or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Partnership or any of its Subsidiaries is or may become bound to issue additional equity interests of the Partnership or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any equity interests of the Partnership or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Partnership or any of its Subsidiaries or by which the Partnership or any of its Subsidiaries is or may become bound; (iv) there are no agreements or arrangements under which the Partnership or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement); (v) there are no outstanding securities or instruments of the Partnership or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Partnership or any of its Subsidiaries is or may become bound to redeem a security of the Partnership or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (vii) neither the Partnership nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (viii) the Partnership and its Subsidiaries have no liabilities or obligations required to be disclosed in the Partnership SEC Documents but not so disclosed in the Partnership SEC Documents, other than those incurred in the ordinary course of the Partnership’s or any of its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

(f) Upon issuance in accordance with this Agreement and the Partnership Agreement, the PIK Units, the Conversion Units and the Additional Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens, preemptive or similar rights, taxes and restrictions on transfer, other than (i) restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws and (ii) such Liens arising under the Partnership Agreement or the Delaware LP Act.

Section 3.03 General Partners. Each Partnership Entity that serves as a general partner of another Partnership Entity has full corporate or limited liability company power and authority, as the case may be, to serve as general partner of such Partnership Entity, in each case in all material respects, as disclosed in the Partnership SEC Documents.

Section 3.04 Ownership of the Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each Subsidiary (a) have been duly authorized and validly issued (in accordance with the Organizational Documents of such Subsidiary), are fully paid

(in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Subsidiary) and nonassessable (except (i) in the case of an interest in a Delaware limited partnership or Delaware limited liability company, as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, (ii) in the case of an interest in a limited partnership or limited liability company formed under the laws of another domestic state, as such nonassessability may be affected by similar provisions of such state’s limited partnership or limited liability company statute, as applicable, and (iii) in the case of an interest in an entity formed under the laws of a foreign jurisdiction, as such nonassessability may be affected by similar provisions of such jurisdiction’s corporate, partnership or limited liability company statute, if any, as applicable) and (b) are owned, directly or indirectly, by the Partnership, free and clear of all Liens other than Liens arising under the Compressco Credit Facility, the Indenture, and the Organizational Documents of such Subsidiaries. The Partnership or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Partnership or such Subsidiary.

Section 3.05 Partnership SEC Documents. Except as disclosed in the Partnership SEC Documents, since January 1, 2016, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference, collectively the “Partnership SEC Documents”) have been filed with the Commission on a timely basis. The Partnership SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Partnership SEC Document filed on or prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements of the Partnership and other financial information included in the Partnership SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal and recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods then ended. The independent auditor of the Partnership as of the date of the most recent audited balance sheet of the Partnership is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Since the date of the most recent balance sheet of the Partnership audited by such auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Partnership SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto and (ii) based on an annual evaluation of disclosure controls and procedures, the Partnership is not aware of (x) except as disclosed in the Partnership SEC Documents, any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

Section 3.06 No Material Adverse Change; Absence of Changes. Except as expressly set forth in the Partnership SEC Documents, since December 31, 2015 through the date hereof no Material Adverse Effect has occurred. Except as disclosed in the Partnership SEC Documents since December 31, 2015, the Partnership has not declared or paid any dividends and neither the Partnership nor any of its Subsidiaries has, (i) sold any assets, individually or in the aggregate, in excess of $250,000 outside of the ordinary course of business or (ii) had capital expenditures, individually or in the aggregate, in excess of $250,000. Neither the Partnership nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy insolvency, reorganization, receivership, liquidation or winding up nor does the Partnership have any knowledge or reason to believe that any of its or any of its Subsidiaries’ respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Partnership and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

Section 3.07 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units and Securities pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.08 No Registration Rights. None of the sale of the Securities as contemplated by this Agreement, the entry into the Registration Rights Agreement and the filing of any registration statement contemplated by the Registration Rights Agreement give rise to any rights for or relating to the registration of any other securities of the Partnership, except such rights as have been waived or satisfied on or prior to the date hereof.

Section 3.09 Litigation. Except as set forth in the Partnership SEC Documents, there are (i) no legal or governmental proceedings pending or, to the knowledge of the Partnership, threatened, against any of the Partnership Entities or to which any Property or asset of any such entity is subject and (ii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership or the Partnership Entities is or may be subject, that would, in either case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Transaction Documents or the right of any of the Partnership or the General Partner to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby and, to the knowledge of the Partnership, no such proceedings are threatened by Governmental Authorities or others.

Section 3.10 No Default. (i) None of the Partnership or any of its Subsidiaries is in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any Governmental Authority having jurisdiction over it and (ii) none of the Partnership or its Subsidiaries is in breach, default (or an event that, with notice or lapse of time or both, would constitute such an event) or violation in the performance of any obligation, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation would, in either case, if continued, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership or the General Partner to perform its obligations under the Transaction Documents.

Section 3.11 No Conflicts. None of (a) the offering, issuance and sale by the Partnership of the Securities and the application of the proceeds therefrom, (b) the execution, delivery and performance of the Transaction Documents, or (c) the consummation of the transactions contemplated thereby (i) constitutes or will constitute a violation of the Organizational Documents of the Partnership (as amended by the Second A&R LPA) or the General Partner, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under or give to others any right of termination, amendment, acceleration or cancellation of, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partnership or the General Partner is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over the Partnership or the General Partner or any of their properties in a proceeding to which any of them or their property is or was a party, or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of the Partnership or the General Partner, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the transactions contemplated by this Agreement.

Section 3.12 Authority; Enforceability. The Partnership has all limited partnership power and authority to issue, sell and deliver the Securities, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All partnership or limited liability company action, as the case may be, required to be taken by the General Partner and the Partnership for the authorization, issuance, sale and delivery of the Securities, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the Exchange in connection with the Partnership’s issuance and sale of the Securities to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

Section 3.13 Approvals. Excluding any matters covered by Section 3.08, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of any of the Transaction Documents or the Partnership’s issuance and sale of the Purchased Units, except (a) in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) as may be required under the state securities or “Blue Sky” Laws, or (c) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Distribution Restrictions. No Subsidiary is currently prohibited, directly or indirectly, from making any distributions to the Partnership or another Subsidiary, from making any other distribution on such Subsidiary’s equity interests, from repaying to the Partnership or its affiliates any loans or advances to such Subsidiary from the Partnership or its affiliates or from transferring any of such Subsidiary’s property or assets to the Partnership or any other Subsidiary, except (i) restrictions arising under the Compressco Credit Facility and the Indenture, (ii) as described in the Partnership SEC Documents, (iii) such prohibitions mandated by the laws of each such Subsidiary’s state of formation and the terms of any such Subsidiary’s Organizational Documents and (iv) where such prohibition would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 MLP Status. The Partnership has, for each taxable year ending after December 31, 2010, during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Partnership expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2016.

Section 3.16 Investment Company Status. None of the Partnership Entities is now, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17 Certain Fees. Except for fees to be paid by the Partnership to Evercore Group L.L.C. and RBC Capital Markets, LLC (the “Placement Agents”) as placement agents with respect to the transactions contemplated by this Agreement, no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership or alleged to have been incurred by the Partnership in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.18 No General Solicitation. Neither the Partnership, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf (excluding any of the Purchasers), has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

Section 3.19 No Integrated Offering. None of the Partnership, its Subsidiaries, or any of their respective Affiliates, nor any Person acting on its or their behalf (excluding any of the Purchasers) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require the approval of the equityholders of the Partnership for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Partnership are listed or designated for quotation.

Section 3.20 Employee Relations.

(a) No labor dispute with the employees of any of the Partnership Entities exists or, to the knowledge of the Partnership, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Partnership nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Partnership and its Subsidiaries believe that their relations with their respective employees are good. No executive officer of the Partnership or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) or other key employee of the Partnership or any of its Subsidiaries has notified the Partnership or any such Subsidiary that such officer intends to leave the Partnership or any such Subsidiary or otherwise terminate such officer’s employment with the Partnership or any such Subsidiary. No executive officer or other key employee of the Partnership or any of its Subsidiaries is in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, except for any violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Partnership and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.21 Insurance. The Partnership maintains or is entitled to the benefits of insurance from insurers of recognized financial responsibility covering its properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect it and its businesses in a reasonable manner and in amounts which are prudent and customary in the businesses in which the Partnership and its Subsidiaries are engaged. All such insurance is outstanding and duly in force on the date hereof, except for such insurance for which the failure to be outstanding and duly in force would not reasonably be expected to have a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 3.22 Books and Records; Sarbanes-Oxley Compliance.

(a) Except as set forth in the Partnership SEC Documents, the Partnership maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Partnership consolidated financial statements in conformity with GAAP and to maintain accountability for its assets and liabilities, (iii) access to the assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Partnership in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Partnership has carried out evaluations of the effectiveness of its disclosure controls and procedures as of the end of the most recently completed fiscal quarter covered by the Partnership’s periodic reports filed with the Commission, and such disclosure controls and procedures are, except as described in the Partnership SEC Documents, effective in all material respects to perform the functions for which they were established.

(c) The Partnership and, to the Partnership’s knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.23 Listing and Maintenance Requirements. The Common Units are listed on the Exchange, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and the PIK Units pursuant to the Partnership Agreement and issuance of Conversion Units and Additional Conversion Units upon conversion of the Purchased Units and the PIK Units does not contravene Exchange rules and regulations.

Without limiting the generality of the foregoing, the Partnership is not in violation of any of the rules, regulations or requirements of the Exchange and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Units by the Exchange in the foreseeable future. During the two (2) years prior to the date hereof, the Common Units have been designated for quotation on the Exchange. During the two (2) years prior to the date hereof, (i) trading in the Common Units has not been suspended by the Commission or the Exchange and (ii) the Partnership has received no communication, written or oral, from the Commission or the Exchange regarding the suspension or delisting of the Common Units from the Exchange.

Section 3.24 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Partnership Entities has prepared and filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) each of the Partnership Entities has paid all Taxes that are required to be paid by any of them, (iii) there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Partnership Entity, and (iv) all Taxes required to be withheld by any Partnership Entity have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (iv) or clause (i) or (ii) above, with respect to matters contested in good faith and for which adequate reserves have been established on the Partnership’s financial statements in accordance with GAAP). None of the Partnership Entities has entered into any transaction that, as of the date of this Agreement, has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

Section 3.25 Compliance with Laws; Environmental Laws; and Environmental Permits.

(a) None of the Partnership Entities is in violation of any Law applicable to such entity, including, without limitation, Foreign Corrupt Practices Act of 1977, as amended,

OFAC regulations and Money Laundering Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Partnership Entities possesses all Permits issued by the appropriate regulatory authorities necessary to own its properties and to conduct its business, except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect, and none of the Partnership Entities has received any written notice of proceedings relating to the revocation or modification of any such Permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Partnership Entities have timely applied for or obtained and are in compliance with all such obtained material Environmental Permits required for their operations as currently conducted, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in the Partnership SEC Documents. The Partnership has not received written notice of any pending action or proceeding and, to the knowledge of the Partnership, no action or proceeding is threatened, to suspend, revoke, modify or terminate any Environmental Permit held by the Partnership Entities that would have a Material Adverse Effect on the Partnership Entities. The operations of the Partnership Entities are in compliance with all applicable Environmental Laws and, to the knowledge of the Partnership, no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Partnership Entities’ continued compliance with such Environmental Laws and any Environmental Permits issued thereunder, except as (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have been disclosed in the Partnership SEC Documents. There are no present material claims asserted against any of the Partnership Entities under applicable Environmental Laws, including claims relating to the release, spill or disposal of any Hazardous Substances resulting from the operations of the Partnership Entities, except as such claims (1) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) have been disclosed in the Partnership SEC Documents. Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.25(b) are the only representations and warranties relating to Environmental Laws or Environmental Permits.

(c) Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties is subject, that are required to be described in the Partnership SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Partnership SEC Documents or to be filed as an exhibit to the Partnership SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.

Section 3.26 Title to Property. Each of the Partnership Entities has good and marketable title to all real property and good title to all personal property described in the Partnership SEC Documents as owned by such Partnership Entity, free and clear of all Liens except such (a) as are described in the Partnership SEC Documents, (b) as arise under the Compressco Credit Facility, or (c) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Partnership or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Partnership or any of its Subsidiaries.

Section 3.27 Indebtedness and Other Contracts. Neither the Partnership nor any of its Subsidiaries (i) except pursuant to the Compressco Credit Facility, the Indenture, and as disclosed in the Partnership SEC Documents, has any outstanding Indebtedness, (ii) except as disclosed in the Partnership SEC Documents, is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) except as disclosed in the Partnership SEC Documents, is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) except as disclosed in the Partnership SEC Documents, is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which has or is expected to have a Material Adverse Effect.

Section 3.28 Intellectual Property Rights. Except (a) as disclosed in the Partnership SEC Documents or (b) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and as presently proposed to be conducted, (ii) none of the Partnership’s or its Subsidiaries’ Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned, within three years from the date of this Agreement, (iii) the Partnership does not have any knowledge of any infringement by the Partnership or any of its Subsidiaries of Intellectual Property Rights of others, (iv) there is no claim, action or proceeding being made or brought, or to the knowledge of the Partnership or any of its Subsidiaries, being threatened, against the Partnership or any of its Subsidiaries regarding its Intellectual Property Rights, (v) neither the Partnership nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings, and (vi) the Partnership and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

Section 3.29 Transactions With Affiliates. Except as set forth in the Partnership SEC Documents, none of the officers, directors or employees of the General Partner, the Partnership or any of its Subsidiaries is presently a party to any material transaction with the General Partner, Partnership or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Partnership or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, employee, trustee or partner.

Section 3.30 Application of Takeover Protections; Rights Agreement. The Partnership and its General Partner have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Partnership Agreement or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Partnership’s issuance of the Securities and any Purchaser’s ownership of the Securities.

Section 3.31 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Partnership or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Partnership in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

Section 3.32 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Partnership, and all laws imposing such taxes will be or will have been complied with.

Section 3.33 Manipulation of Price. The Partnership has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of any of the Securities or (ii) other than the Placement Agents, sold, bid for, purchased, or paid or agreed to pay any compensation for soliciting purchases of, any of the Securities.

Section 3.34 Acknowledgement Regarding Purchasers’ Trading Activity. The Partnership acknowledges and agrees that (i) none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Partnership, or “derivative” securities based on securities issued by the Partnership or to hold the Securities for any specified term; (ii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Units, and (iii) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Partnership further understands and acknowledges that (a) one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding and (b) such hedging and/or trading activities, if any, can reduce the value of the existing shareholders’ equity interest in the Partnership both at and after the time the hedging and/or trading activities are being conducted. The Partnership acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith; provided, however that the Purchasers may not transfer any of the Securities to a non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of the Securities, regardless of whether such transaction is to be settled by delivery of Securities, Common Units or other securities, in cash or otherwise.

Section 3.35 Disclosure. Except for discussions specifically regarding the offer and sale of the Securities and for the preliminary financial results for the Partnership for the quarter ended June 30, 2016 (the “Preliminary Q2 Information”), the Partnership confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Partnership or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Partnership understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Purchasers. The Preliminary Q2 Information is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Preliminary Q2 Information is subject to finalization and such other information as will be included in the Partnership’s quarterly report on Form 10-Q for such period. No event or circumstance has occurred or information exists with respect to the Partnership or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Partnership but which has not been so publicly announced or disclosed. The Partnership acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article IV.

Section 3.36 Shell Company Status. The Partnership is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the Securities Act.

Section 3.37 Form S-3 Eligibility. The Partnership is eligible to register the Conversion Units and the Additional Conversion Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.38 FCPA. None of the Partnership Entities nor any director, officer, agent, employee of the Partnership Entities or other Persons acting on behalf of any Partnership Entities or the General Partner is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, including, without limitation, (i) the use of any partnership funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of any Partnership Entity; (iii) violating or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of

1977, as amended; or (iv) making any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.39 Compliance with Anti-Money Laundering Laws. The operations of the Partnership and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), the Partnership has in place policies and procedures reasonably designed to ensure that its and its Subsidiaries’ operations will continue to be conducted in compliance with all applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

Section 3.40 No Conflicts with Sanctions Laws. Neither the Partnership nor any of its subsidiaries, nor any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Partnership or any of its Subsidiaries or affiliates is, or is directly or indirectly owned or controlled by, a Person that is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (collectively, “Sanctions”), nor is the Partnership, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); no action of the Partnership or any of its subsidiaries in connection with (i) the execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) the issuance and sale of the Securities or (iii) the direct or indirect use of proceeds from the Securities or the consummation of any other transaction contemplated hereby or by the other Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any subsidiary, joint venture partner or other person or entity, for the purpose of (i) funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Partnership and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 3.41 Anti-Bribery. Neither the Partnership, nor any of its Subsidiaries or affiliates, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Partnership, or any of its Subsidiaries or affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which the Partnership does or seeks to do business (a “Private Sector Counterparty”) or to foreign or domestic political parties or campaigns from funds of the Partnership or any of its Subsidiaries, (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K Bribery Act 2010, or any other similar law of any other jurisdiction in which the Partnership operates its business, including, in each case, the rules and regulations thereunder, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; the Partnership and each of its respective subsidiaries has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; and none of the Partnership, nor any of its Subsidiaries or affiliates will directly or indirectly use the proceeds of the convertible securities or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

Section 3.42 No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Partnership, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Partnership participating in the offering hereunder, any beneficial owner of 20% or more of the Partnership’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Partnership in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Partnership has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Partnership has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

Section 3.43 Other Covered Persons. The Partnership is not aware of any Person (other than the Placement Agents) that has been or will be paid (directly or indirectly) remuneration for solicitation of Purchasers or potential purchasers in connection with the sale of the Securities.

Section 3.44 Affiliate Status. The Partnership agrees and acknowledges that no Purchaser, other than TETRA Technologies, Inc. or its affiliates (“TETRA”), is or will be, based on the facts and circumstances in effect on the Closing Date and assuming such facts and circumstances remain substantially unchanged, an Affiliate of the Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND

COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly and solely with respect to itself, represents and warrants and covenants to the Partnership as follows:

Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which it is a party has been duly executed and delivered by such Purchaser and constitutes legal, valid and binding obligations of such Purchaser; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation by such Purchaser of the transactions contemplated by the Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers retained by such Purchaser with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Partnership is not responsible.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Securities. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Securities.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Securities that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(c) Residency. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings. Such Purchaser is treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code, or a disregarded entity of such United States person.

(d) Legends. Such Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Each Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(e) Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that, except as contemplated by the Registration Rights Agreement, neither the Purchased Units nor the Conversion Units have been or will be registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private placement” and is exempt from the registration provisions of the Securities Act.

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units and that none is expected to develop. Each Purchaser has been advised and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.06 Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use reasonable best efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its reasonable discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses.

Section 5.02 Form D and Blue Sky. The Partnership agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Partnership shall, on or before the Closing Date, take such action as the Partnership shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date. The Partnership shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

Section 5.03 Reporting Status. For so long as any Series A Preferred Units are outstanding (the “Reporting Period”), the Partnership shall use its commercially reasonably efforts to timely file, and in all cases file, all reports required to be filed with the Commission pursuant to the Exchange Act, and the Partnership shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and the Partnership shall take commercially reasonable efforts to maintain its eligibility to register the Conversion Units and the Additional Conversion Units for resale on Form S-3.

Section 5.04 Use of Proceeds. The Partnership will use the proceeds from the sale of the Securities to reduce outstanding Indebtedness.

Section 5.05 Pledge of Securities. The Partnership acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Partnership with any notice thereof or otherwise make any delivery to the Partnership pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Section 4.05(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Partnership hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

Section 5.06 Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Partnership shall issue a press release and file a Current Report on Form 8-K (provided that such press release shall be issued and such Form 8-K shall be filed at the same time), in each case, reasonably acceptable to the Purchasers, describing the terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules and exhibits to this Agreement), the Partnership Agreement, the form of the Registration Rights Agreement and the form of Lock-Up Agreement as exhibits to such filing (including all attachments), the “8-K Filing”). In addition, the Partnership hereby covenants and agrees that it shall include in the 8-K Filing any information that constitutes, or could reasonably be expected to constitute, material, nonpublic information regarding the Partnership or any of its Subsidiaries received by any of the Purchasers other than TETRA from the Partnership, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents. Accordingly, immediately after the filing of the 8-K Filing with the Commission, no Purchaser other than TETRA shall be in possession of any material, nonpublic information received from the Partnership, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Partnership acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, including, without limitation, the Confidentiality Agreements, whether written or oral, between the Partnership, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Purchasers or any of their Affiliates, on the other hand, shall terminate and shall be of no further force or effect. The Partnership understands and confirms that each of the Purchasers will rely on the foregoing in effecting transactions in securities of the Partnership. The Partnership shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Purchaser with any material, nonpublic information regarding the Partnership or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Purchaser. If a Purchaser has, or believes it has, received any such material, nonpublic information regarding the Partnership or any of its Subsidiaries from the Purchaser, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, it may provide the Partnership with written notice thereof. The Partnership shall, to the extent it believes such information is material, nonpublic information, within two (2) Trading Days of receipt of such notice, make public disclosure of such material, nonpublic information. To the extent that the Partnership delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Partnership hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Partnership, any of its Subsidiaries, or any of their respective, officers, directors, Affiliates, employees or agents with respect to, or a duty to the Partnership, any of its Subsidiaries, or any of their respective, officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. Subject to the foregoing, neither the Partnership, its Subsidiaries nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Partnership shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Partnership in connection with any such press release or other public disclosure prior to its release). To the extent the Partnership is required to deliver a notice containing material, nonpublic information relating to the Partnership or its Subsidiaries (a “MNPI Notice”) to a Purchaser pursuant to any of the Transaction Documents, the Partnership shall request from such Purchaser whether it wishes to receive such MNPI Notice without identifying such material, nonpublic information, and the Partnership shall only proceed to (and will only be required to) deliver such MNPI Notice to such Purchaser if such Purchaser consents in writing to receive such MNPI Notice. If a Purchaser does not consent in writing to receive a MNPI Notice, such Purchaser will be deemed to have waived its right to receive such MNPI Notice and the Partnership shall have the ability to exercise its rights with respect to the matters for which such MNPI Notice is required as provided in the Transaction Documents.

Section 5.07 Additional Issuances of Securities.

(a) For purposes of this Section 5.07, “Trigger Date” means the date on which no Series A Preferred Units are outstanding. Solely for purposes of this Section 5.07, references to “Lead Purchaser” shall include the Lead Purchaser and/or any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Lead Purchaser’s investment manager or any of its Affiliates or principals.

(b) From the date hereof until the Trigger Date, the Partnership shall not, (i) directly or indirectly, enter into or consummate a Subsequent Placement, unless the Partnership shall have first complied with this Section 5.07(b).

(i) The Partnership shall deliver to Lead Purchaser an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange

(the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged and (y) offer to issue and sell to or exchange with the Lead Purchaser at least one hundred percent (100%) of the Offered Securities (the “Basic Amount”).

(ii) To accept an Offer, in whole or in part, the Lead Purchaser must deliver a written notice to the Partnership prior to the end of the third (3rd) Business Day after the Lead Purchaser’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of the Lead Purchaser’s Basic Amount that the Lead Purchaser elects to purchase (the “Notice of Acceptance”). Notwithstanding anything to the contrary contained herein, if the Partnership desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Partnership may deliver to the Lead Purchaser a new Offer Notice and the Offer Period shall expire on the third (3rd) Business Day after the Lead Purchaser’s receipt of such new Offer Notice.

(iii) The Partnership shall have ten (10) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Lead Purchaser (the “Refused Securities”) pursuant to a definitive agreement (the “Subsequent Placement Agreement”) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not materially more favorable to the acquiring Person or Persons or materially less favorable to the Partnership than those set forth in the Offer Notice. Promptly thereafter, the Partnership shall publicly announce the execution of such Subsequent Placement Agreement, which shall be filed with the Commission on a Current Report on Form 8-K with such Subsequent Placement Agreement filed as an exhibit thereto and immediately after the filing of such Form 8-K with the Commission, the Lead Purchaser shall not be in possession of any material, nonpublic information received from the Partnership, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, with respect to the Subsequent Placement, whether or not consummated, and the matters disclosed in such Form 8-K.

(iv) In the event the Partnership shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5.07(b)(iii) above), then the Lead Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Lead Purchaser elected to purchase pursuant to Section 5.07(b)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Partnership actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Lead Purchaser pursuant to Section 5.07(b)(iii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that the Lead Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Partnership may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Lead Purchaser in accordance with Section 5.07(b)(i) above.

(v) The purchase by the Lead Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Partnership and the Lead Purchaser of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Lead Purchaser and its counsel.

(vi) Any Offered Securities not acquired by the Lead Purchaser or other persons in accordance with Section 5.07(b)(iii) above may not be issued, sold or exchanged until they are again offered to the Lead Purchaser under the procedures specified in this Agreement.

(vii) The Partnership and the Lead Purchaser agree that if the Lead Purchaser elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby the Lead Purchaser shall be required to agree to any restrictions in trading as to any securities of the Partnership owned by the Lead Purchaser prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(viii) Notwithstanding anything to the contrary in this Section 5.07(b) and unless otherwise agreed to by the Lead Purchaser, the Partnership shall either confirm in writing to the Lead Purchaser that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Lead Purchaser will not be in possession of material non-public information, by the fifteenth (15th) Business Day following delivery of the Offer Notice. If by the fifteenth (15th) Business Day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Lead Purchaser, such transaction shall be deemed to have been abandoned and the Lead Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Partnership. Should the Partnership decide to pursue such transaction with respect to the Offered Securities, the Partnership shall provide the Lead Purchaser with another Offer Notice and the Lead Purchaser will again have the right of participation set forth in this Section 5.07(b). The Partnership shall not be permitted to deliver more than one such Offer Notice to the Lead Purchaser in any 30 day period.

(c) From and after the Closing until the date that is forty-five (45) days after the Closing Date, the Lead Purchaser shall have the right, in its sole and absolute discretion, by delivering written notice to the Partnership (the “Follow-On Notice”), to acquire from the Partnership, and the Partnership shall then be required to issue and sell to the Lead Purchaser on the Follow-On Closing Date, a number of Series A Preferred Units up to an aggregate purchase price for all Series A Preferred Units to be acquired by the Lead Purchaser pursuant to this Section 5.07(c) equal to $20,000,000, at a purchase price per Series A Preferred Unit equal to the Purchase Price (as adjusted for any Common Unit dividend, Common Unit distribution, Common Unit split, Common Unit combination, reclassification or similar transaction occurring after the date hereof and prior to the Follow-On Closing Date). The Follow-On Closing Date shall be mutually agreed to by the Partnership and the Lead Purchaser following the

Partnership’s receipt of the Follow-On Notice, but in no event shall be later than ten (10) Business Days after the delivery of the Follow-On Notice to the Partnership. On the Follow-On Closing Date, the Partnership shall issue and sell to the Lead Purchaser the number of Series A Preferred Units specified in the Follow-On Notice. In connection with such issuance and sale, the representations and the covenants of the Partnership and the Purchasers set forth in Article III, Article IV and Article V, the indemnification obligations of the Partnership set forth in Article VI, and the Lead Purchaser’s conditions to closing set forth in Article IV, shall each apply to the execution and consummation of such issuance and sale mutatis mutandis.

(d) For the avoidance of doubt, any Series A Preferred Units purchased by the Lead Purchaser pursuant to Section 5.07(b) or Section 5.07(c) shall reduce the capacity available to the Partnership to consummate any Subsequent Placement in accordance with Section 5.13(A)(c).

Section 5.08 Lock-Up Agreements. The Partnership shall not amend, modify, waive or terminate any provision of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any officer or director that is a party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Partnership shall promptly use its best efforts to seek specific performance of the terms of such Lock-Up Agreement.

Section 5.09 Notice of Disqualification Events. The Partnership will notify the Purchaser in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event related to any Issuer Covered Person.

Section 5.10 Listing of Units. Prior to the Closing, the Partnership shall list, subject to notice of issuance, the Conversion Units on the Exchange. The Partnership shall obtain approval for listing, subject to notice of issuance, of all Additional Conversion Units on the Exchange prior to each applicable date on which the PIK Units convertible into such Additional Conversion Units are distributed by the Partnership. The Partnership shall use its reasonable best efforts to maintain such listing of all Conversion Units and Additional Conversion Units from time to time issuable under the terms of the Transaction Documents. The Partnership shall use commercially reasonable efforts to maintain the authorization of the Common Units on the Exchange. Neither the Partnership nor any of its Subsidiaries shall take any action which would reasonably be expected to result in the delisting or suspension of the Common Units on the Exchange, unless the Partnership is in compliance with the applicable provisions governing a Series A Change of Control or Series A Cash COC (each, as defined in the Partnership Agreement) set forth in the Partnership Agreement.

Section 5.11 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective reasonable best efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.12 Transfer Restrictions. Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Purchaser and its Affiliates shall not offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Units (including any PIK Units received through distributions by the Partnership); provided, however, that such Purchaser may transfer any Purchased Units or PIK Units if the transferee will own at least $5 million of the Series A Preferred Units, after giving effect to such transfer; provided further, that such Purchaser may transfer any Purchased Units or PIK Units to an Affiliate of such Purchaser or to any other Purchaser unless any such transfer would cause a technical termination under Section 708 of the Code. Other than with respect to transfers by a Purchaser to an Affiliate, each Purchaser agrees to unconditionally and irrevocably grant to the Partnership and TETRA a right of first refusal to purchase any Series A Preferred Units that such Purchaser may propose to transfer. Notwithstanding the foregoing, any transferee receiving any Purchased Units pursuant to this Section 5.12 shall agree to the restrictions set forth in this Section 5.12. Notwithstanding anything herein to the contrary, nothing in this Section 5.12 or otherwise in this Agreement shall restrict a Purchaser from entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Purchaser’s Securities; provided, however that the Purchasers may not transfer any of the Securities to a non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of the Securities, regardless of whether such transaction is to be settled by delivery of Securities, Common Units or other securities, in cash or otherwise.

Section 5.13 Partnership Lock-Up. For a period commencing on the date hereof and ending on the 120th day after the date of this Agreement, the Partnership will not, without the prior written consent of the Purchasers, directly or indirectly, (A) offer for sale, sell, pledge, grant any option to purchase or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Units or securities convertible into or exercisable or exchangeable for Common Units (other than (a) the Purchased Units as contemplated by the Transaction Documents, (b) Common Units issued pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership) or (c) up to an aggregate sum of $40 million of additional Series A Parity Securities (as defined in the Partnership Agreement) (a “Subsequent Placement”) and/or Indebtedness (other than Indebtedness incurred under the Compressco Credit Facility or the Indenture, each as may be amended from time to time), or sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable for Common Units (other than the grant of such options, rights or warrants pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership), (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, be a party to any solicitations, negotiations or discussions with regard to the foregoing or (D) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Purchasers.

Section 5.14 No Integrated Offering. None of the Partnership, its Subsidiaries, their Affiliates or any Person acting on their behalf will take any action or steps referred to in Section 3.19 that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Securities to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

Section 5.15 Tax Estimates. On or before March 15 of each year, the Partnership shall provide each Purchaser that continues to own Purchased Units a good faith estimate (and reasonable supporting calculations) of whether there was sufficient Unrealized Gain attributable to the Partnership property as of December 31 of the previous year such that, if any of such Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 5.5(d)(iii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(i) of the Second A&R LPA.

In addition, following receipt of a written request from a Purchaser that continues to own Purchased Units, the Partnership shall provide such Purchaser with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of such Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 5.5(d)(iii) of the Second A&R LPA (taking proper account of allocations of higher priority), Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(i) of the Second A&R LPA. Each Purchaser shall be entitled to make such a request not more than once per calendar year.

For purposes of this Section 5.15, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Second A&R LPA.

Section 5.16 Distribution Reimbursement. Each of the Purchasers agrees that if it exercises its Conversion Option, it shall pay to the Partnership, by wire transfer of immediately available funds to a bank account designated by the General Partner, within seven (7) calendar days of the payment of each cash distribution paid by the Partnership with respect to the Common Units issued in connection with the exercise of such Conversion Option by such Holders, an amount of cash equal to such cash distributions paid to each such Common Unit with respect to each quarter during the Conversion Period, irrespective of whether such

Purchaser continues to hold such Common Units at the time the Partnership pays such cash distributions. For the avoidance of doubt, no Purchaser shall be required to pay to the Partnership an amount of cash equal to any cash distributions paid by the Partnership with respect to such Common Units for quarters beginning after the termination of the Conversion Period. Each Purchaser agrees that no transfer of the Securities before the termination of the Conversion Period shall be recognized by the Partnership unless the transferee agrees to be bound by the terms of this Section 5.16 and executes and delivers to the Partnership an acknowledgment and agreement to such effect.

Section 5.17 Subsequent Issuances. From and after the date of this Agreement, no Series A Preferred Units or Series A Parity Securities (as defined in the Partnership Agreement) issued by the Partnership, up to an aggregate amount of $40 million (excluding any Series A Preferred Units or Series A Parity Securities offered and sold to the Purchasers), shall include economic terms more favorable to the purchaser(s) of such securities than those granted to any of the Purchasers pursuant to this Agreement.

Section 5.18 UBTI. The Schedule K-1s provided to the Purchasers shall include such Purchaser’s distributive share of “unrelated business taxable income.”

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct as of the date made or (b) the breach of any covenants of the Partnership contained herein, in any other Transaction Document or in any other certificate, instrument or document contemplated to be delivered hereby, provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; provided, further, that the Partnership shall not be required to indemnify Purchaser Related Parties for the first $100,000 in the aggregate of such costs, losses, liabilities, damages, or expenses incurred by the Purchaser Related Parties. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are direct damages in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 6.02 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01.

(b) As soon as reasonably practicable after any Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the

Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party or its Affiliates. The remedies provided for in this Section 6.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 6.03 Tax Matters. All indemnification payments under this Article VI shall be adjustments to the Purchaser’s Purchase Price except as otherwise required by applicable Law.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) With respect to any particular Purchaser, by mutual written consent of the Partnership and such Purchaser;

(b) With respect to any particular Purchaser, by written notice from either the Partnership or such Purchaser if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable; or

(c) by written notice from the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on August 22, 2016 Houston, Texas time; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a) except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination; and

(b) regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers representing a majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Promptly following receipt of an invoice therefore, the Partnership shall reimburse the Lead Purchaser for the reasonable fees and expenses of Schulte Roth & Zabel, LLP of up to $200,000; provided, that for U.S. federal income tax purposes, the reimbursements described in Section 8.01 are, and will be treated by the parties as, adjustments to the Purchase Price paid by the Purchasers for the Purchased Units. All other costs and expenses, including fees and disbursements of financial advisers and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s), and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this

Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03 Survival of Provisions. (A) The representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.12, Section 3.17, Section 4.01, Section 4.02, Section 4.04, and Sections 4.05(a) and (b) hereunder shall survive the execution and delivery of this Agreement indefinitely, (B) the representations and warranties set forth in Section 3.15, Section 3.24 and Section 3.32 shall survive until the date that is 90 days after the expiration of the applicable statute of limitation and (C) the other representations and warranties set forth herein shall survive for a period of twenty-four (24) months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof.

Section 8.04 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.06 Non-Disclosure. The Partnership and the General Partner agree that the Purchasers may (i) publicize their ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s logo in conjunction with any such reference.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, facsimile, email, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a) If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Schulte Roth & Zabel, LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

Facsimile: 212-593-5955

Email: Eleazer.Klein@srz.com

(b) If to the Partnership:

CSI Compressco GP Inc.

CSI Compressco LP

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Timothy A. Knox, President

Email: tim.knox@csicompressco.com

with a copy to (which shall not constitute notice):

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Bass C. Wallace, Jr.

Email: bwallace@tetratec.com

and

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: David P. Oelman

Email: doelman@velaw.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, upon actual receipt if sent via email or facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08 Removal of Legend. In connection with a sale of the Conversion Units or Additional Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification as to facts allowing the Partnership to determine whether such Purchaser is or is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such Units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in such Purchaser’s or the book-entry account maintained by the Partnership, including the legend referred to in Section 4.05, and the Partnership shall bear all costs (or reimburse such Purchaser for such reasonable costs) associated therewith. At such time as the Conversion Units or Additional Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Units still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05 from such Units, and the Partnership shall bear all costs (or reimburse such Purchaser for such reasonable costs) associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification as to facts allowing the Partnership to determine whether such Purchaser is or is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), as well as a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such Units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.09 Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Transaction Documents with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.10 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for the Purchasers for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, excluding for the avoidance of doubt, the failure of any of the representations or warranties contained in any Transaction Document other than this Agreement to be true and correct as of the date made, shall be the rights of indemnification set forth in Article VI only, and no Purchaser will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Purchasers to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

Section 8.13 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers, for purposes of Article VI only, the Purchaser Released Parties, and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP INC, its general partner

	By:	/s/ Timothy A. Knox
	Name:	Timothy A. Knox
	Title:	President

[Signature page to Purchase Agreement]

HBC MLP LLC

By: Hudson Bay Capital Management LP, as its Investment Manager

By:	/s/ Sander Gerber
Name:	Sander Gerber
Title:	Authorized Signatory

OPPENHEIMER STEELPATH MLP INCOME FUND

By:	/s/ Brian Watson
Name:	Brian Watson
Title:	Vice President

CSI COMPRESSCO INVESTMENT LLC

By: CSI Compressco GP Inc., its sole member

By:	/s/ Timothy A. Knox
Name:	Timothy A. Knox
Title:	President

[Signature page to Purchase Agreement]

Schedule A

Purchase Price Allocation

Purchaser and Address	Purchased Units	Funding Obligation

HBC MLP LLC c/o Hudson Bay Capital Management LP 777 Third Avenue, 30th Floor New York, New York 10017 Attention: Yoav Roth George Antonopoulos Facsimile: 646-214-7946 Telephone: 212-571-1244 E-mail: investments@hudsonbaycapital.com operations@hudsonbaycapital.com	2,187,227	$25,000,000.00

CSI Compressco Investment LLC c/o CSI Compressco GP Inc. 24955 Interstate 45 North The Woodlands, Texas 77380 Attention: Timothy A. Knox E-mail: tim.knox@csicompressco.com	874,891	$10,000,000.00

Oppenheimer Steelpath MLP Income Fund 2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attention: Brian Watson	1,312,336	$15,000,000.00

Total:	4,374,454	$50,000,000.00

Schedule A

EXHIBIT A

FORM OF OPINION OF VINSON & ELKINS L.L.P.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”). The Partnership shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for the Partnership, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:

(i) Each of the Partnership, the General Partner and the subsidiaries of the Partnership listed on Schedule I hereto (the “Domestic Subsidiaries”) is validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Partnership, the General Partner and the Domestic Subsidiaries has all requisite corporate, limited liability company or partnership power and authority, as applicable, under the laws of its jurisdiction of formation necessary to own or lease its properties and to conduct its business, in each case as described in the Partnership SEC Documents. The Partnership, the General Partner and the Domestic Subsidiaries are each duly qualified to do business and are each in good standing in each jurisdiction listed on Schedule I.

(ii) Except as have been waived or satisfied, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Organizational Documents of the Partnership or any agreement, instrument or other document filed as an exhibit to the Partnership SEC Documents. There are no securities or instruments filed as an exhibit to the Partnership SEC Documents containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

(iii) The Purchased Units to be issued and sold to the Purchasers by the Partnership pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued in accordance with the terms of the Partnership Agreement, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(iv) Assuming the distribution of the PIK Units is properly authorized by the board of directors of the General Partner and that the PIK Units are issued in accordance with the terms of the Partnership Agreement, the PIK Units will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, except pursuant to applicable law, the Partnership Agreement or as provided on Schedule II hereto, will be free of any liens, charges or preemptive or similar rights contained in the Partnership Agreement or any agreement, instrument or other documents filed as an exhibit to the Partnership SEC Documents.

(v) The Conversion Units and the Additional Conversion Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon conversion of the Purchased Units and the PIK Units in accordance with the

Exhibit A

terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(vi) No consent, approval, authorization, filing with or order of any federal or Delaware court, Governmental Authority or body having jurisdiction over the Partnership is required for the issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance by the Partnership of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents, except (i) as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Conversion Units and the Additional Conversion Units under the Securities Act, (ii) those that have been obtained, (iii) as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion, or (iv) such that the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

(vii) Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Purchased Units and the PIK Units by the Partnership to the Purchasers solely in the manner contemplated by the Purchase Agreement are, and the issuance and delivery of the Conversion Units and the Additional Conversion Units will be, exempt from the registration requirements of the Securities Act; provided, however, that we express no opinion as to any subsequent sale or resale of the Purchased Units, the PIK Units, the Conversion Units or the Additional Conversion Units.

(viii) The Partnership is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) None of the offering, issuance or sale by the Partnership of the Purchased Units or the execution, delivery and performance of the Transaction Documents by the Partnership or the General Partner, as the case may be, or the consummation of the transactions contemplated thereby will result in a breach or violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under (A) the Organizational Documents of the Partnership or the General Partner, as the case may be, (B) any agreement filed as an exhibit to the Partnership SEC Documents, except for the Credit Facilities, or (C) the Delaware LP Act or U.S. federal law or any applicable law of the State of New York, which in the case of clauses (B) or (C) would be reasonably expected to have a Material Adverse Effect.

(x) Each of Transaction Documents has been duly authorized and validly executed and delivered by the Partnership or the General Partner, as the case may be, and the Second A&R LPA constitutes a valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, except insofar as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to

Exhibit A

fiduciary duties and indemnification and an implied covenant of good faith and fair dealing. The Partnership and the General Partner each has the requisite power and authority to execute, deliver and perform all of its obligations under the Transaction Documents, including, without limitation, the issuance of the Securities in accordance with the terms thereof.

Exhibit A

Schedule I

Domestic Subsidiaries

Name of Entity	Jurisdiction of Formation	Other Jurisdictions of Registration or Qualification
CSI Compressco GP Inc.	Delaware	Alabama, Arkansas, Arizona, California, Colorado, Georgia, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, West Virginia, Wyoming
CSI Compressco Investment LLC	Delaware	None
CSI Compressco LP	Delaware	Oklahoma, Texas
CSI Compressco Sub Inc.	Delaware	Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Texas, Utah, West Virginia, Wyoming
CSI Compressco Finance Inc.	Delaware	None
Compressor Systems, Inc.	Delaware	Alabama, Arkansas, Arizona, California, Colorado, Georgia, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, West Virginia, Wyoming
CSI Compression Holdings, LLC	Delaware	Texas
Rotary Compressor Systems, Inc.	Delaware	None
CSI Compressco Operating LLC	Delaware	Alabama, Arkansas, Arizona, California, Colorado, Georgia, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, New York , North Dakota, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, West Virginia, Wyoming
CSI Compressco Field Services International LLC	Delaware	None
CSI Compressco International LLC	Delaware	None
CSI Compressco Leasing LLC	Delaware	Alabama, Arkansas, Arizona, California, Colorado, Georgia, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, New York , North Dakota, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, West Virginia, Wyoming

Exhibit A

EXHIBIT B

FORM OF GENERAL PARTNER WAIVER

August 8, 2016

CSI Compressco GP Inc. (the “General Partner”), a Delaware corporation and the general partner of CSI Compressco LP (the “Partnership”), in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.8 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 20, 2011 (as amended, including, without limitation, by the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 8, 2016, the “Partnership Agreement”), with respect to the Partnership’s privately negotiated Series A Preferred Unit Purchase Agreement, dated as of August 8, 2016, by and among the Partnership and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), to issue and sell an aggregate of 4,374,454 Series A Preferred Units representing limited partner interests of the Partnership for a cash purchase price of $11.43 per Series A Preferred Unit.

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

CSI Compressco GP Inc.

By:
Name:	Timothy A. Knox
Title:	President

Exhibit B